Exhibit 99.1

Investor Contact: Larry P. Kromidas
(618) 258-3206
Email: lpkromidas@olin.com

 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

Olin Acquires PolyOne’s Interests in Sunbelt Partnership

Clayton, MO, February 28, 2011 – Olin Corporation (NYSE: OLN) announced today that it has acquired PolyOne Corporation’s 50% interest in the SunBelt Chlor Alkali Partnership for $132.3 million in cash plus the assumption of a PolyOne guarantee related to the Partnership debt.  With this acquisition Olin becomes the 100% owner of SunBelt.  The parties have also agreed to a three year earn out based on the performance of SunBelt.  At December 31, 2010 SunBelt had $85.3 million of debt outstanding. In conjunction with this transaction Olin expects to record a non-cash, pretax gain, in excess of $80 million, associated with the revaluation of its existing 50% interest in the SunBelt partnership.

The SunBelt chlor alkali plant, which is located within Olin’s McIntosh, Alabama facility, has approximately 350,000 tons of membrane technology capacity. During 2010 the Partnership generated approximately $70 million of earnings before interest, taxes, depreciation and amortization (EBITDA).  Olin expects the acquisition to be accretive to EBITDA and earnings in 2011.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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Forward Looking Statements

This press release contains forward-looking statements, including an estimate of the non-cash, pretax gain to be recognized and the effects of the acquisition on 2011 EBITDA and earnings.  All forward-looking statements are based on management’s estimates, projections, and assumptions as of the date hereof and include the assumptions that underlie such statements.  These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to, the impact of accounting rules, the risks inherent in integrating any acquisition and other risks described in the Company’s SEC filings, including those discussed under the heading “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2010.  The Company undertakes no obligation to revise or update any forward looking statements.

2011-03